FOR IMMEDIATE RELEASE:



                                              Contact:  Robert N. Elkins, M.D.
                                              Chairman & CEO
                                              Marc B. Levin
                                              Executive Vice President
                                              Integrated Health Services, Inc.
                                              (410) 998-8400

                                              Anthony J. Russo, Ph.D., Ext. 202
                                              Noonan/Russo Communications, Inc.
                                              (212) 696-4455


                 INTEGRATED HEALTH SERVICES ANNOUNCES FINANCING


Owings Mills, MD, May 23, 1997 - Integrated Health Services, Inc. (NYSE: IHS) today announced that it has entered into an agreement to issue privately $450,000,000 aggregate principal amount of its 9 1/2% senior subordinated notes due 2007. The issuance of the notes, which is subject to certain customary closing conditions, is expected to occur on May 30, 1997. Proceeds of the offering will be used to repurchase the Company's outstanding 9 5/8% Senior Subordinated Notes due 2002 and 10 3/4% Senior Subordinated Notes due 2004 pursuant to the Company's previously announced tender offers therefor and to repay outstanding indebtedness under the Company's credit facility.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration of the notes under such Act or an applicable exemption from registration.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release does not constitute an offer to purchase the Company's outstanding notes in any jurisdiction in which, or to or from any person or from whom, it is unlawful to make such offer under applicable securities or blue sky laws.